Exhibit 10.1

Shanghai TCH Energy Technology Co., Ltd.

And

Jihua Wang

Equity Purchase Agreement

Date: September 30, 2018

This Agreement is signed on September 30, 2018 in Xi’an by two parties below.

Party A: Shanghai TCH Energy Technology Co., Ltd. (“Party A”)

Legal Representative: Geyun Wang

Address: No. 88 Century Avenue, Pudong New District, Shanghai

Party B: Jihua Wang

Address: Yanta District, Xi’an

Whereas:

(1) Party A is a legally established and validly existing domestic limited liability company. Party A is a wholly-owned subsidiary of China Recycling Energy Corporation, a Nasdaq listed company (trading symbol: CREG). Party A has the authority to sign this agreement and perform its obligations hereunder.

(2) Party B is an Chinese citizen and resident who holds 20% equity ownership of the target company as of the date of the Agreement.

(3) The target company is Xi ‘an Xinhuan Energy co., Ltd. It has been engaged in the research and development, production and manufacturing, engineering design and general project contracting of complete sets of engineering equipment for new energy power generation for many years. Its controlling shareholder is a legally existing NEEQ listed company in China.

According to the “Company Law of the People’s Republic of China”, the “Contract Law of the People’s Republic of China”, the “Regulations of Administration Measures for Material Assets Reorganization of Non-listed Public Company”, after friendly negotiation, the two parties reached the following agreement to confirm both parties’ rights and obligations:

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1. Definition

Unless otherwise provided in this Agreement, the following words and expressions shall have the following definite meanings:

the Agreement	Refers	The (Equity Purchase Agreement of Shanghai TCH Energy Technology Co., Ltd. and Jihua Wang), including the appendix and supplemental agreement (if any)
Transferred Asset	Refers	20% equity ownership of Xi’an Xinhuan Energy Co., Ltd. owned by Party B
Target Company	Refers	Xi’an Xinhuan Energy Co., Ltd.
the Issuance	Refers	The issuance of new shares by CREG for the purchase of Transferred Asset by Party A
Completion Date of Share Issuance	Refers	The completion date for the payment of consideration for the Transferred Asset, i.e. the completion of the Issuance to Party B.
the Transaction	Refers	Party A pays cash and CREG issues shares to Party B to acquire 20% ownership of the target company according to the Agreement.
Transaction Price	Refers	Price for purchasing Transferred Asset by Party A
Share Payment	Refers	Shares issued by CREG to Party B for Party A’s acquisition of the Transferred Asset
Appraisal Base Day	Refers	The date based on which the Base Date is evaluated, which is June 30, 2018
CREG	Refers	Party A’s parent company which owns 100% of Party A, China Recycling Energy Corporation, a U.S. NASDAQ listed company with trading symbol: CREG
Common Stock	Refers	Common stock of CREG listed on NASDAQ Capital Market
Preferred Shares	Refers	Preferred stock of CREG
Closing Date	Refers	The date of the completion of the change registration procedures with the industrial and commercial administrative department in connection with the transfer of Transferred Asset to Party A’s name.
Transition Period	Refers	Period from Appraisal Base Day to the Completion Date of Share Issuance
Incorporation Documents	Refers	The articles of association, business license, approval certificate, shareholder agreement, or equivalent management or organizational documents of each party.
Applicable Laws	Refers	Applicable laws, regulations, decisions, orders, local regulations, autonomous regulations and separate regulations, the state council administrative rules and local government rules and regulations, and other forms of legally effective normative documents which are enforceable upon the either party for the purpose of the agreement.
SEC	Refers	Securities and Exchange Commission of the United States
Securities Regulations	Refers	U.S. securities laws and related laws and regulations
Business Day	Refers	The days other than holidays and Saturdays & Sundays
Yuan	Refers	RMB
Exchage Rate	Refers	Exchange Rate between U.S. dollars and Yuan at: 1: 6.85

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2. Transferred Asset, Transaction Price and Payment Method

2.1. The Transferred Asset of the transaction is the 20% equity ownership of the target company owned by Party B.

2.2. According to the Appraisal Report of Shareholders’ Equity Interest of Xi’an Xinhuan Energy Co., Ltd. issued by Tongzhi Xinde (Beijing) Assets Appraisal Co., Ltd., taking June 30, 2018 as the base date, the total value of shareholders’ equity interest of the Target Company is RMB 1,636,920,600. Reference to the above assessment results, both parties eventually determined the total value of the target company is RMB 1.6 billion and accordingly determined the Transaction Price of Transferred Asset is RMB 320 million.

2.3. Payment Method

2.3.1 Party A purchases the Transferred Asset by paying in cash and issuance of CREG shares to Party B. The cash payment is RMB 60 million. The shares payment is for RMB 260 million. CREG will issue 2,600,000 shares of common stock and 17,376,950 preferred shares of CREG using a value of $1.90 per share for both common stock and preferred shares.

2.3.2 The issuance of CREG shares as provided in section 2.3.1 shall be subject to the approval by CREG Shareholders Meeting for increase of authorized common shares, establishment of preferred shares and issuance of these shares pursuant to the Agreement. The shares of CREG stipulated in section 2.3.1 shall be issued within 15 business days after the approval by CREG Shareholders Meeting. If the CREG Shareholders Meeting fails to approve the issuance of the above shares, the parties hereto shall negotiate other payment methods to pay the consideration of RMB 260 million.

2.4 Payment Schedule

2.4.1 Party A will pay RMB 60 million to Party B within ten business days after Party B completes the change of registration of Xinhua at Xi’an Industrial and Commercial Administrative Department.

2.4.2. CREG shall issue the shares according to the section 2.3.1 of the Agreement within 15 business days after the Agreement is approved at the Shareholder Meeting of CREG.

3. Shares Issuance and Subscription

3.1 Shares Issuance and Receiving Party

CREG shall issue shares to Party B in a non-public offering.

3.2 The Type of Shares, Par Value and Issuance Price of the Shares

CREG common stock, par value of $0.001, issuance price of $1.9 per share

CREG preferred shares, par value of $0.001, issuance price of $1.9 per share

3.3. Number of Shares to Be Issued

The total shares to be issued to Party B is 19,976,950 shares including 2,600,000 shares of common stock and 17,376,950 preferred shares.

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3.4 Arrangement for the Preferred Shares

3.4.1. Preferred shares shall receive a 15% premium on a per share basis for any dividends declared and paid by CREG on its common stock if CREG has distributable profits and the Board of Directors of CREG (the “Board”) approves the dividend distribution. The Board of Directors of CREG has the sole discretion to decide whether CREG will pay any dividends or reserve its profits for the company’s future development. The specific dividend distribution plan and related matters shall be determined by the Board.

3.4.2. Preferred shares have no voting rights;

3.4.3. The issuing price of preferred share is the same as common stock;

3.4.4. Preferred shares have convertible right and can be converted to common stock on an 1:1 basis after the 6 month anniversary of the issuance of the preferred shares. However, the conversion rights can only be exercised to the extent that, after giving effect to the issuance of common stock after such conversion, the Party B would beneficially own less than 20% of the Company’s issued and outstanding common stock.

3.4.5. In event of liquidation or dissolution/cancellation of CREG, the preferred shares shall have the priority over common stock.

4. Lock-up of the Shares

4.1. Upon completion of the Insurance pursuant to the Agreement, the shares acquired by Party B should in compliance with following lock-up requirements:

4.2 Lock-ups required by the laws, regulations, rules related to share lock-ups and related requirements by the U.S. Securities Regulations.

4.3 The shares may not be transferred before the lock-up period expires. Any transfers after the lock-up period shall be conducted according to valid laws and regulations and rules of NASDAQ Stock Exchange.

4.4 Party A and Party B shall timely cooperate to handle relevant legal procedures for share lock up and unlock according to laws and regulations.

5. Implementation and Completion of the Transaction

5.1. Party A and Party B shall complete the transaction within 60 working days after the Agreement comes into effect or upon the approval by the shareholders of CREG in section 2.3.2, which ever come later. The specific effective conditions shall be subject to provisions of section 13 hereof.

5.2. Party B shall cooperate with Party A to complete the relevant procedures for the registration changes with the industrial and commercial administrative department after the closing of the Transferred Asset.

5.3. After this Agreement is signed, Party B shall cooperate with Party A and CREG’s auditors to complete the relevant auditing and reporting procedures and assist Party A and CREG to fulfill the disclosure requirements of the U.S. listed company.

5.4. Party A and CREG shall be responsible for completing all the relevant listing procedures of the shares issued to Party B on the NASDAQ stock exchange. The shares shall be registered under Party B’s name. Party B shall cooperate with Party A to complete the listing procedures at the stock exchanges and provide necessary documents.

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6. Arrangement of Profit and Loss During Transition Period

6.1. During the Transition Period, Party B shall urge the Target Company to conduct its business and operation as usual.

6.2. During the Transition Period, within his shareholder’s rights, Party B shall object to the decision of the Target Company which will have material adverse effect on its continuous operation.

6.3. During the Transition Period, if the Target Company intends to carry out major asset disposal, Party B shall solicit written opinions from Party A before exercising its rights of shareholders. If Party A does not agree, Party B shall object to such matters within his shareholder’s rights that he may exercise.

6.4. During the Transition Period, if the Target Company intends to make profit distribution, Party B shall solicit written opinions from Party A before exercising his rights of shareholders. If Party A does not agree, Party B shall object to such matters within his shareholder’s rights that it may exercise. If the Target Company makes profit distribution in cash during the Transition Period, both parties agree to adjust the Transaction Price accordingly.

6.5. Party A may request an audit of the Target Company in suitable time to determine the profit and loss of the Transferred Asset for the period between the Base Date of Appraisal and the Closing Date. From Base Date of Appraisal to the Closing Date, if the Target Company generates profits or its net assets increase due to other reasons, such profits/increases shall belong to Party A; If the Target Company suffers a loss or reduces its net assets due to other reasons, Party B shall pay Party A in cash to make up for such loss or reduces of net assets in proportion to the percentage of equity ownership of Party B in the Target Company before the Closing Date, within 10 working days after the issuance of the audit report.

7. Credit and Debt and Personnel

7.1. This transaction is to acquire equity interest of the Target Company owned by Party B, which does not involve the settlement of debt and credit. The debt and credit that are owned and assumed by the Target Company shall still be owned and assumed by the Target Company after the Closing Date.

7.2. The transaction is to acquire equity interest of the Target Company owned by Party B, and therefore it does not involve any employee placement issues.

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8. Representations and Warranties of the Parties

8.1. Representation and Warranties of Party A.

8.1.1. Party A is a legally established and valid existing enterprise, has the legal qualification to sign and perform the obligations under this Agreement, and has obtained the authorization or approval required at this stage. The shares of CREG, a NASDAQ-listed company will be issued only after approval by the shareholders of CREG. This Agreement reflects the true intent and desires of Party A.

8.1.2. The execution and performance of this Agreement by Party A will not result in Party A’s violation of relevant laws, regulations, rules and Party A’s organizational documents, nor will it conflict to Party A’s previously signed agreements or any representations, statements, promises or guarantees made by Party A to any third parties.

8.1.3. Party A has not committed any major illegal acts in the past three years, nor it has any major litigation, arbitration or administrative penalty and contingent liabilities, which may hinder or affect the transaction.

8.1.4. Party A shall properly handle with Party B any matters not covered in this Agreement in accordance with relevant laws, regulations and rules during the execution and performance of this Agreement.

8.1.5. After the Agreement takes effect, Party A shall pay the Transaction Price to Party B pursuant to the section 3 of this Agreement.

8.2. Representation and Warranties of Party B

8.2.1. Party B is a natural person, has the legal qualification to sign and perform the obligations under this Agreement, and has obtained the necessary authorization or approval at this stage. This Agreement reflects the true intent and desires of Party B.

8.2.2. The execution and performance of this Agreement by Party B will not result in Party B’s violation of relevant laws, regulations, rules and Party B’s organizational documents, nor will it conflict to Party B’s previously signed agreements or any representations, statements, promises or guarantees made by Party B to any third parties.

8.2.3. Party B has made his capital contribution to the Target Company according to the organizational documents of the Target Company. Party B warrants that it has lawful and complete ownership of the Transferred Asset, which does not have any pledge, guarantee, trust or other third party interests.

8.2.4. Party B does not have any major illegal act, lawsuit, arbitration, administrative penalty or liabilities which may impede or affect the transaction.

8.2.5. If any third party raises any objection or claim on the ownership or right of disposal of the Transferred Asset due to the facts before the Closing Date, Party B shall assume and be responsible for the claims. If Party A suffers any loss due to any objection or claim, Party B shall compensate Party A in full amount after determination of such losses according to law.

8.2.6. The Target Company is a company legally established and validly existing in accordance with the laws of China, which has the qualification to engage in the business as described in its business license and articles of incorporation, and is now in the normal operation.

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8.2.7. The financial statements of the Target Company objectively, impartially and truthfully reflect its operating performance and assets and liabilities. In addition to the liabilities disclosed to Party A before signing this agreement, Target Company does not have any other major unknown liabilities, contingent liabilities, undisclosed lawsuit or litigation or other issues which may injure shareholders interests of the Target Company. If there is any such contingent liabilities, Party B shall assume the joint liabilities to Party A in proportion to his ownership of the Target Company and Transaction Price.

8.2.8 The Target Company has paid social security for its employees according to national regulations. If any employee claims to the Target Company due to existing labor disputes before the Closing Date, Party B shall assume the joint liabilities to Party A in proportion to his ownership of the Target Company.

8.2.9. During the Transition Period, Party B guarantees that in normal business activities, the Target Company will operate and manage in accordance with the usual and legal methods.

8.2.10. Party B has provided Party A with true written documents or materials required for signing this Agreement, which are free from any form of false and misleading statements and material omissions.

8.2.11. Party B shall, in accordance with relevant laws, regulations and rules, properly handle with Party A any matters not covered in this Agreement during the execution and performance of this Agreement.

8.2.12. Party B confirms he is a Chinese citizen and resident of China and he understands and confirms that the CREG shares that he acquires are not registered with the SEC but are issued under the relevant exemption as a foreign investor under the securities law, and Party B undertakes to hold and transfer CREG shares in accordance with the Securities Regulations. Party B confirms that he invests in CREG shares for himself, not for or on behalf of any third party.

8.2.13. Party B confirms that he has reviewed the report and filings of CREG to the SEC and has the opportunity to review other relevant information and materials of CREG. Party B confirms that it has voluntarily invested in the shares of CREG and bears the risk of all relevant investment into such stock.

9. Confidentiality

Any party shall not disclose the content of this Agreement to any third party without the consent of the other party and each party should keep the business information of the other party confidential, unless required for disclosure to comply with Chinese or U.S. laws and regulations, or disclosed to the respective consultants of each party (such party shall ensure that its consultants will perform the same confidentiality obligations to the confidential information) or the contents of which have been public knowledge not due to violation of this Agreement.

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10. Assumption of Taxes and Fees

All costs and expenses incurred as a result of this Agreement and the transaction (including but not limited to services and expenses of counsel and financial advisors) shall be borne by the party that incurred them, whether or not the transaction is completed.

All taxes arising from the transaction shall be dealt with in accordance with laws and regulations. In cases that regulation is not clear, the parties shall assume the tax equally.

11. Responsibility for Breach of the Agreement

11.1. The parties shall voluntarily perform this Agreement in good faith.

11.2. Either party shall indemnify the other party for all losses, claims and expenses incurred by the other party as a result of its breach of this Agreement or any representations or warranties hereunder.

12. Applicable Law and Dispute Resolution

12.1. This Agreement shall be governed by and construed in accordance with the relevant laws and regulations of the People’s Republic of China.

12.2. All disputes between the parties in the performance of this Agreement shall be settled through friendly negotiation. If no agreement can be reached through negotiation, each party has the right to file a lawsuit with the people’s court in the place where the defendant is located.

13. Effectiveness and Termination of the Agreement

13.1. This Agreement shall come into force upon meeting all of the following conditions:

13.1.1 The board of directors of Party A and the Board and Shareholders of CREG approve the transaction in accordance with law;

13.1.2. NASDAQ Stock Exchange has approved the issuance of CREG shares;

13.2. This Agreement shall terminate or be terminated for the following reasons:

13.2.1. If any force majeure, such as government expropriation, requisition, strike, riot, earthquake and other natural disasters, the unforeseeable, unavoidable and insurmountable objective circumstance, caused the failure of the performance of this Agreement, this agreement shall be terminated upon written confirmation by the parties.

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13.2.2. The parties terminate this Agreement by consensus.

13.3 The termination of this Agreement shall not affect the non-breaching party’s rights to pursue breaching party’s liabilities for breach of contract.

14. Others

14.1. The parties hereto shall, in strict accordance with the relevant Chinese laws, regulations and rules, perform the relevant information disclosure obligations hereunder.

14.2. Neither party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party.

14.3. If any provision or part of the provisions of this Agreement is deemed to be invalid by the court or arbitration institution or any institution with jurisdiction, the other provisions and contents of this Agreement are still valid. The parties should still fulfill the Agreement according to the general principles of this Agreement. Any invalid or without effect terms of the Agreement may be replaced by effective alternatives which can most reflect the parties’ intentions when the Agreement is signed by the parties or the parties can sign supplement agreement.

14.4. This Agreement may be amended or modified in a signed document by the parties.

14.5. The term “this Agreement” shall mean the whole of this Agreement and not any particular clause, annex or other part of this Agreement. The headings of the terms and annexes are for convenience of reference only and shall not affect or limit the meaning or interpretation of the terms of this Agreement.

14.6. Any reference to “party” shall mean either party hereto; when referring to “parties”, means the each party of this Agreement.

14.7. This Agreement is made in fourteen counterparts, each party shall hold two counterparts, and the remaining copies shall be reserved for the purpose of reporting the approval and registration authorities related to this transaction, each of which shall have the same legal effect.

(No Text Below)

Party A: Shanghai TCH Energy Technology Co., Ltd.

Legal Representative/Authorized Representative: /s/ Geyun Wang

Party B: Jihua Wang

Authorized Representative: /s/ Jihua Wang

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